SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5 )*


                              Whittaker Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    966680407
                                    ---------
                                 (CUSIP Number)




         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

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CUSIP NO.  966680407
------------------------------
------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON

         First Manhattan Co.                         13-1957714
------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [ X ]
------------------------------------------------------------------------------
 3.      SEC USE ONLY

------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER
  NUMBER OF                                  64,500
    SHARES        ------------------------------------------------------------
BENEFICIALLY               6.       SHARED VOTING POWER
  OWNED BY                                  437,747
    EACH          ------------------------------------------------------------
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON                                    64,500
    WITH          ------------------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                                            449,247
------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    513,747*
------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                                          [  ]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    4.7%
------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         BD, IA, PN
------------------------------------------------------------------------------


----------
* Includes 129,000 shares owned by family members of General Partners of First Manhattan Co. which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 87,800 of such shares and beneficial ownership as to 41,200 of such shares.


                                Page 2 of 4 pages


Item 1(a)         Name of Issuer:                                                 Whittaker
                                                                                  Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:                1955 North Surveyor
                                                                                  Avenue
                                                                                  Simi Valley, CA
                                                                                  93063

Item 2(a)         Name of Person Filing:                                          First Manhattan Co.

Item 2(b)         Address of Principal Business Office:                           437 Madison Avenue
                                                                                  New York, NY  10022

Item 2(c)         Citizenship:                                                    U.S.A.

Item 2(d)         Title of Class of Securities:                                   Common

Item 2(e)         CUSIP Number:                                                   966680407

Item 3            Check whether the person filing is a:

         (a)       x       Broker or Dealer registered under Section 15 of
                           the Act

         (b) - (d)                                                                Not applicable.

         (e)       x       Investment Adviser registered under Section 203
                           of the Investment Advisers Act of 1940

         (f) - (h)                                                                Not applicable.

Item 4(a)         Amount Beneficially Owned:                                      513,747*

Item 4(b)         Percent of Class:                                               4.7%

Item 4(c)         Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote                        64,500

         (ii)     shared power to vote or to direct the vote                      437,747

         (iii)    sole power to dispose or to direct the                          64,500
                  disposition of

         (iv)     shared power to dispose or to direct the disposition of         449,247

Item 5            Ownership of Five Percent or Less of Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
                  beneficial owner of more than five percent of the class of securities, check the following
                                                                                  [ X ].

Item 6            Ownership of More than Five Percent on Behalf of                Not applicable.
                  Another Person

----------
* Includes 129,000 shares owned by family members of General Partners of First Manhattan Co. which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 87,800 of such shares and beneficial ownership as to 41,200 of such shares.


                                Page 3 of 4 pages


Item 7            Identification and Classification of the Subsidiary             Not applicable.
                  Which Acquired the Security Being Reported on by the
                  Parent Holding Company

Item 8            Identification and Classification of Members of the             Not applicable.
                  Group

Item 9            Notice of Dissolution of Group                                  Not applicable.

Item 10           Certification.



         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 30, 1997
---------------------------------------
Date



/s/ Neal K. Stearns
---------------------------------------
Signature



Neal K. Stearns, General Partner
---------------------------------------
Name/Title


                                Page 4 of 4 pages